                                                           EXHIBIT (a)(1)



                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                             VITRONICS CORPORATION
                                       BY
                             DTI INTERMEDIATE, INC.
                          A WHOLLY OWNED SUBSIDIARY OF
                     DOVER TECHNOLOGIES INTERNATIONAL, INC.
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                               DOVER CORPORATION
                                       AT
                              $1.90 NET PER SHARE

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
            TIME, ON OCTOBER 6, 1997, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER DATED AS OF SEPTEMBER 3, 1997 AMONG DOVER TECHNOLOGIES INTERNATIONAL, INC., DTI INTERMEDIATE, INC. AND VITRONICS CORPORATION. THE BOARD OF DIRECTORS OF VITRONICS CORPORATION HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF VITRONICS CORPORATION, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES WHICH REPRESENTS AT LEAST SIXTY-SIX AND TWO-THIRDS PERCENT (66 2/3%) OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS AND (II) THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 14.

                                   IMPORTANT

     Any shareholder who desires to tender all or any portion of such shareholder's Shares ( as defined herein) should either (i) complete and sign the Letter of Transmittal (or facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

     Any shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent at its location and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, the Depositary, or to brokers, dealers, commercial banks or trust companies. A shareholder also may contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

September 9, 1997

                               TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     -----
INTRODUCTION.....................................................................        3
THE OFFER........................................................................        4
 1.     Terms of the Offer.......................................................        4
 2.     Acceptance for Payment and Payment.......................................        6
 3.     Procedure for Tendering Shares...........................................        7
 4.     Withdrawal Rights........................................................        9
 5.     Certain Federal Income Tax Consequences..................................       10
 6.     Price Range of the Shares; Dividends on the Shares.......................       10
 7.     Effect of the Offer on the Market for the Shares; Stock Listing; Exchange
        Act Registration; Margin Regulations.....................................       11
 8.     Certain Information Concerning the Company...............................       12
 9.     Certain Information Concerning the Purchaser, Dover Technologies and
        Dover Corporation........................................................       13
10.     Source and Amount of Funds...............................................       14
11.     Background of the Offer; Purpose of the Offer and the Merger; The Merger
        Agreement and Certain Other Agreements...................................       15
12.     Plans for the Company; Other Matters.....................................       22
13.     Dividends and Distributions..............................................       25
14.     Conditions of the Offer..................................................       25
15.     Certain Legal Matters....................................................       27
16.     Fees and Expenses........................................................       30
17.     Miscellaneous............................................................       30
     Schedule I -- Directors and Executive Officers of Dover Corporation, Dover
Technologies International, Inc. and DTI Intermediate, Inc.......................       31

To the Holders of Common Stock of
Vitronics Corporation:

                                  INTRODUCTION

     DTI Intermediate, Inc., a Delaware corporation (the "Purchaser") and a wholly owned direct subsidiary of Dover Technologies International, Inc., a Delaware corporation ("Dover Technologies"), an indirect wholly owned subsidiary of Dover Corporation, a Delaware corporation ("Dover Corporation"), hereby offers to purchase all of the outstanding shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock") of Vitronics Corporation, a Massachusetts corporation (the "Company"), at $1.90 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses incurred in connection with the Offer of The Bank of New York ("Bank"), which is acting as the Depositary (the "Depositary"), and Morrow & Co., Inc., which is acting as the Information Agent (the "Information Agent").

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES WHICH REPRESENTS AT LEAST SIXTY-SIX AND TWO-THIRDS PERCENT (66 2/3%) OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). SEE
SECTION 14. As used in this Offer to Purchase, "fully diluted basis" takes into account issued and outstanding Shares and Shares subject to issuance under outstanding options. The Company has informed the Purchaser that, as of September 3, 1997, there were 9,856,572 Shares issued and outstanding, and there were outstanding options to purchase an aggregate of 543,400 Shares. The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Dover Technologies, issue any additional Shares (except on the exercise of outstanding options and warrants). Based on the foregoing and giving effect to the exercise of all outstanding options, the Purchaser believes that the Minimum Condition will be satisfied if 6,933,315 Shares are validly tendered and not withdrawn prior to the expiration of the Offer.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 3, 1997 (the "Merger Agreement"), by and among Dover Technologies, the Purchaser and the Company pursuant to which, as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), (i) at the election of Dover Technologies, the Company may be merged with and into the Purchaser and the separate corporate existence of the Company will thereupon cease, or (ii) at the election of Dover Technologies, the Purchaser may be merged with and into the Company and the separate corporate existence of the Purchaser will cease. The merger, as effected pursuant to clause (i) or (ii) of the immediately preceding sentence, is referred to herein as the "Merger," and such of the Purchaser or the Company as is the surviving corporation of the Merger is sometimes herein referred to as the "Surviving Corporation." At the effective time of the Merger (the "Effective Time"), each Share then outstanding (other than Shares held by Dover Technologies, the Purchaser or any other wholly owned subsidiary of Dover Technologies and Shares held by shareholders who perfect their dissenters' rights under Massachusetts law) will be converted into the right to receive $1.90 in cash or any higher price per Share paid in the Offer. The Merger Agreement is more fully described in Section 11.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES.

     Scott-Macon Securities, Inc., the Company's financial advisor ("Scott-Macon"), has delivered to the Company's Board of Directors its written opinion to the effect that the consideration to be received by the public shareholders of the Company in the Offer and the Merger is fair to such shareholders from a financial point of view as of the date of delivery of that opinion. Such opinion is set forth in full as an exhibit to the

Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") that is being mailed to shareholders of the Company.

     The Merger Agreement provides that, except as otherwise provided therein, following satisfaction or waiver, if permissible, of the conditions to the Offer and subject to the terms and conditions thereof, the Purchaser will accept for payment, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as it is permitted to do so pursuant to applicable law. The Offer will not remain open following the time Shares are accepted for payment.

     Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of shareholders of the Company of the Merger Agreement, if required by applicable law in order to consummate the Merger. See Section 12. Under the Massachusetts General Laws, Chapter 156B Massachusetts Business Corporation Law ("Corporations Code"), except as otherwise provided below, the affirmative vote of two-thirds of the outstanding shares of Common Stock is required to approve the Merger Agreement and the Merger.

     Under Section 82 of the Corporations Code, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge such other corporation into itself without any action or vote on the part of the shareholders upon a vote of its directors (a "short-form merger"). In the event that Dover Technologies, the Purchaser and any other subsidiaries of Dover Technologies acquire in the aggregate at least 90% of the Shares, pursuant to the Offer or otherwise, then, at the election of Dover Technologies, a short-form merger could be effected without any approval of the shareholders of the Company upon a vote of the Board of Directors of the Company, subject to compliance with the provisions of
Section 82 of the Corporations Code. Even if Dover Technologies, the Purchaser and the other subsidiaries of Dover Technologies do not own 90% of the outstanding Shares following consummation of the Offer, Dover Technologies and the Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. Dover Technologies does presently intend to effect a merger, whether or not it acquires 90% or more of the Shares.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

     1.  TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on October 6, 1997, unless and until the Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). See Section 14. If such conditions are not satisfied prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered and terminate the Offer, subject to the terms of the Merger Agreement, (ii) waive any of the conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Shares validly tendered or
(iii) subject to the terms of the Merger Agreement, extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares which will have been tendered during the period or periods for which the Offer is extended.

     Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time,
(i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer (the "Offer Price") to holders of Shares and/or by decreasing the number of Shares being sought in the Offer), by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer as described in Section 14. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The Merger Agreement provides that the Purchaser will not amend or waive the Minimum Condition and will not decrease the Offer Price or decrease the number of Shares sought, or amend any other condition of the Offer in any manner adverse to the holders of the Shares without the written consent of the Company; provided, however, that if on the initial scheduled Expiration Date of the Offer, which is twenty business days after the date the Offer is commenced, all conditions to the Offer shall not have been satisfied or waived, the Purchaser may, from time to time, in its sole discretion, extend the Expiration Date for one or more periods not to exceed thirty business days in the aggregate. Notwithstanding the foregoing, the Merger Agreement provides that the Purchaser may extend the Offer as it reasonably deems necessary to comply with any legal or regulatory requirements, including the HSR Act. Furthermore, under the terms of the Merger Agreement, if, immediately prior to the Expiration Date, the Shares tendered and not withdrawn equal more than 75% but less than 90% of the outstanding Shares, the Purchaser may extend the Offer for a period not to exceed twenty business days, notwithstanding that all conditions to the Offer may have been satisfied. The Merger Agreement further provides, however, that in no event may the Offer be extended beyond the date of termination of the Merger Agreement, and either party has the right to terminate the Merger Agreement if the Offer is not completed by November 21, 1997.

     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     2.  ACCEPTANCE FOR PAYMENT AND PAYMENT.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4. All determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's discretion, which determinations will be final and binding. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined below) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in
Section 4.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or in part, to Dover Technologies or to one or more direct or indirect wholly owned subsidiaries of Dover Technologies, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURE FOR TENDERING SHARES.

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation received by the Depositary), in each case, prior to the Expiration Date or (ii) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

     The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for (or a Book-Entry Confirmation with respect to) such Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing the Letter of Transmittal as set forth above, the tendering shareholder will irrevocably appoint designees of the Purchaser, and each of them, as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered

Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of shareholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Dover Technologies, Dover Corporation, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign shareholders, if exempt, should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

4.  WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after November 17, 1997.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in
Section 3 any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. None of the Purchaser, Dover Technologies, Dover Corporation, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under state, local or foreign tax laws. In general, a shareholder who tenders Shares in the Offer or receives cash in exchange for Shares in the Merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder's tax basis in the Shares sold. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer or the Merger. Such gain or loss generally will be capital gain or loss if the Shares disposed of were held as capital assets by the shareholder, and will be long-term capital gain or loss if the Shares disposed of were held for more than one year at the date of sale.

     A shareholder of Shares who perfects such shareholder's dissenter's rights, if any, under the Corporations Code probably will recognize gain or loss at the Effective Time in an amount equal to the difference between the "amount realized" and such shareholder's adjusted tax basis of such Shares. For this purpose, although there is no authority to this effect directly on point, the amount realized generally should equal the trading value per share of the Shares at the Effective Time. Ordinary interest income and/or capital gain (or capital loss, assuming that the Shares were held as capital assets) should be recognized by such shareholder at the time of actual receipt of payment, to the extent that such payment exceeds (or is less than) the amount realized at the Effective Time.

     The foregoing summary constitutes a general description of certain U.S. federal income tax consequences of the Offer and the Merger without regard to the particular facts and circumstances of each shareholder of the Company and is based on the provisions of the Internal Revenue Code of 1986, as amended, Treasury Department Regulations issued pursuant thereto and published rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Special tax consequences not described herein may be applicable to certain shareholders subject to special tax treatment (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign shareholders and shareholders who have acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation). ALL SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO SPECIFIC TAX EFFECTS APPLICABLE TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL AND FOREIGN TAX LAWS.

6.  PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES.

     The Shares are traded on the American Stock Exchange ("AMEX") under the symbol "VTC". The following table sets forth, for each of the calendar years indicated, the high and low reported sales price per Share on the AMEX based on published financial sources.

                                                                  SALES PRICE
                                                            -----------------------
                                                            HIGH           LOW
                                                            ----           ---
            1995
              First Quarter...............................    2  3/16       1  5/16
              Second Quarter..............................    1  11/16      1  3/16
              Third Quarter...............................    3  7/16       1   1/2
              Fourth Quarter..............................    3             2  3/16
            1996
              First Quarter...............................    2   7/8       1  15/16
              Second Quarter..............................    2  9/16       1  13/16
              Third Quarter...............................    2             1   3/8
              Fourth Quarter..............................    1   5/8       1
            1997
              First Quarter...............................    1  7/16           7/8
              Second Quarter..............................    1                 3/4

     On September 2, 1997, the last full trading day prior to the first public announcement of the Purchaser's intention to commence the Offer, the last reported sales price of the Shares on the AMEX was $1 3/8 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     The Company has advised the Purchaser that the Company has never declared or paid any cash dividends on its capital stock.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely effect the liquidity and market value of the remaining Shares held by the public.

     Stock Listing. Depending upon the number of Shares purchased pursuant to the Offer, and the aggregate market value and per share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion on the AMEX. According to the AMEX's published guidelines, AMEX would consider delisting such Shares if, among other things, the number of public holders of such Shares should fall below 300, the number of publicly held Shares (exclusive of holdings of officers, directors, their immediate families and other concentrated holdings of 10% or more ("AMEX Excluded Holdings")) should fall below 200,000 or the aggregate market value of publicly held Shares (exclusive of AMEX Excluded Holdings) should fall below $1,000,000. If as a result of the purchase of the Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the AMEX for continued listing and the Shares are no longer listed, the market for the Shares could be adversely affected.

     In the event the Shares should no longer be listed or traded on the AMEX, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

     The Company has advised that as of July 30, 1997, there were approximately 3,107 holders of record of Shares including 2,171 shareholders holding Shares in "street names". According to information provided by the Company, as of July 30, 1997, there were 9,856,572 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Company does not meet the requirements for continued inclusion in the AMEX and the Shares are no longer included in the AMEX, as the case may be, the market for Shares could be adversely affected.

     Exchange Act Registration. The Shares currently are registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for continued listing on any stock exchange. The Purchaser may seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from the AMEX and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The Shares presently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

     If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities."

8.  CERTAIN INFORMATION CONCERNING THE COMPANY.

     General. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Dover Technologies, Dover Corporation nor the Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Dover Technologies or the Purchaser.

     According to the Company's 10-K, for the year ended December 31, 1996 the Company is engaged in designing, engineering, manufacturing and marketing state-of-the-art thermal processing systems for soldering surface mount devices to printed circuit boards and cleaning of the finished assembly. The Company's customers are captive and contract manufacturers of medium to high reliability printed circuit boards. The Company produces several lines of solder reflow ovens used primarily in the final step of attachment of surface mounted devices to printed circuit boards. Using similar technology, the Company has also produced systems for attaching hybrid circuits to ceramic substrates and for curing epoxies and adhesives used in bonding applications by the electronic industries. The Company is a Massachusetts corporation with its principal executive offices at 1 Forbes Road, Newmarket, New Hampshire 03857. The telephone number of the Company at such offices is (603) 659-6550.

     Selected Financial Information. Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company's 1996 Annual Report to Shareholders and its Quarterly Reports on Form 10-Q for the six months ended June 29, 1996 and June 29, 1997, all filed with the Commission pursuant to the Exchange Act.

     More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the Commission in the manner set forth below.

                             VITRONICS CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            SIX MONTHS ENDED                 FISCAL YEARS ENDED
                                           -------------------   ------------------------------------------
                                           JUNE 29,   JUNE 29,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                             1997       1996         1996           1995           1994
                                           --------   --------   ------------   ------------   ------------
OPERATING DATA:
Net sales................................  $ 10,703   $ 12,066     $ 22,708       $ 23,525       $ 17,346
Operating income (loss)..................       589        856        1,236          2,334            798
Net income (loss)........................       365        518          802          2,775            602
Net income (loss) per share (primary)....      0.04       0.05         0.08           0.30           0.08
Net income (loss) per share (fully
  diluted)...............................      0.04       0.05         0.08           0.27           0.07
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital..........................  $  5,941   $  5,977     $  5,585       $  5,505       $  2,676
Total assets.............................    10,085      9,763        9,763         10,246          6,052
Total liabilities........................     3,579      3,588        3,588          4,342          4,324
Shareholders' equity.....................     6,506      6,175        6,175          5,904          1,728

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information. Such material should also be available for inspection at the offices of the AMEX, located at 86 Trinity Place, 7th Floor, New York, New York 10006-1881.

9. CERTAIN INFORMATION CONCERNING THE PURCHASER, DOVER TECHNOLOGIES AND DOVER CORPORATION.

     General. The Purchaser, a Delaware corporation and a wholly owned subsidiary of Dover Technologies, was organized for the purpose of acquiring the Company and has conducted no activities unrelated to such purpose since its organization. All of the issued and outstanding shares of capital stock of the Purchaser are owned by Dover Technologies. The principal executive offices of the Purchaser are located at the principal executive offices of Dover Technologies. The telephone number of the Purchaser at such offices is (607) 773-2290.

     Dover Technologies is a wholly owned indirect subsidiary of Dover Corporation located at 280 Park Avenue, New York, NY 10017. Dover Corporation is a publicly traded company registered with the Commission and listed on the New York Stock Exchange under the symbol of "DOV". Dover Technologies is a high technology corporation with subsidiaries in the fields of electronic components, automated assembly equipment for printed circuit boards, spring probes and test equipment and fixtures for printed circuit boards, among other things. Dover Technologies has a subsidiary, Soltec International, B.V. which manufactures automated soldering equipment for printed circuit boards which will be complemented by the acquisition of the Company. Dover Technologies is a Delaware corporation with its principal executive offices at One Marine Midland Plaza, East Tower, Sixth Floor, Binghamton, New York 13901. Its telephone number at such address is (607) 773-2290.

     Certain Information. The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser, Dover Technologies and Dover Corporation are set forth in Schedule I hereto.

     Except as set forth in this Offer to Purchase, neither the Purchaser, Dover Technologies or Dover Corporation, nor, to the best of their knowledge, any of the persons listed on Schedule I, nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and neither the Purchaser, Dover Technologies, Dover Corporation nor, to the best of their knowledge, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in Shares during the past 60 days.

     Except as set forth in this Offer to Purchase, neither the Purchaser, Dover Technologies, Dover Corporation, nor, to the best of their knowledge, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of the Purchaser, Dover Technologies, Dover Corporation, or any of their respective affiliates, nor, to the best of their knowledge, any of the persons listed on Schedule I, has had, since January 1, 1994, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase, since January 1, 1994, there have been no contacts, negotiations or transactions between the Purchaser, Dover Technologies, Dover Corporation, any of their respective affiliates or, to the best of their knowledge, any of the persons listed on Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

     Available Information. Dover Corporation is subject to the informational filing requirements of the Exchange Act and in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial conditions and other matters. Information as of particular dates concerning Dover Corporation's directors and officers, their renumeration, options granted to them, the principal holders of Dover Corporation's securities and any material interests of such persons in transactions with Dover Corporation is required to be disclosed in proxy statements distributed to Dover Corporation's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection from the offices of the Commission in the same manner set forth with respect to information concerning the Company in Section 8. Such material should also be available for inspection at the offices of the New York Stock Exchange, Inc., located at 20 Broad Street, New York, NY 10005.

10.  SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by the Purchaser to purchase all of the Shares pursuant to the Offer and the Merger, and to pay related fees and expenses is expected to be approximately $20 million.

     Dover Corporation, Dover Technologies and the Purchaser anticipate that the funds required in connection with the transactions contemplated by the Merger Agreement would be obtained from funds currently available from internal cash flow.

11. BACKGROUND OF THE OFFER; PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.

     The following description was prepared by Dover Technologies and the Company. Information about the Company was provided by the Company and neither the Purchaser nor Dover Technologies takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Dover Technologies or its representatives did not participate.

     Background of the Offer. Dover Technologies believes that there is a significant opportunity in the market for soldering equipment through the consolidation of efforts of the Company and Dover Technologies' existing subsidiary, Soltec International, B. V., located in Holland. The Company has a long history and reputation in the world as one of the leaders in reflow soldering equipment. Soltec International, B.V. is the world's second largest supplier of wave soldering equipment. Dover Technologies believes common ownership will accelerate the growth of both company's product lines and produce economies in manufacturing and distribution, resulting in increased operating income for both companies.

     On April 5, 1995, John E. Pomeroy, President and Chief Executive Officer of Dover Technologies, met with Ronald Lawler, then President of the Company, and Chairman of the Board James Manfield at the Company's headquarters in Newmarket, New Hampshire for the purpose of discussing a possible business combination of the Company and Soltec International, B.V. During the following five months there were several discussions with the representatives of Scott-Macon, Ltd., investment bankers for the Company.

     On September 7, 1995, Ronald Lawler and Jim Manfield met with John Pomeroy and Michiel van Schaik, Managing Director of Soltec International, B.V., in Holland to discuss some type of business combination of the Company and Soltec International, B.V. In the following months there were discussions with the representatives of Scott-Macon, Ltd. regarding some type of business combination of the Company and Soltec International, B.V. and a visit by Michiel van Schaik to the Company at its headquarters in Newmarket, New Hampshire to continue the review of a potential business combination. During the ensuing months Michiel van Schaik met with Company Board member David Steadman at the airport in Amsterdam to discuss the potential transaction.

     Michiel van Schaik was present at a Company Board of Directors meeting on February 9, 1996 and discussed ways of consolidating the Company and Soltec International, B.V.

     After that Board meeting, Michiel van Schaik prepared a plan of consolidation and presented it at the March 13, 1996 meeting of the Board of Directors of the Company in Boston, Massachusetts. At that time, Al Scott of Scott-Macon, Ltd. was to respond to Dover Technologies with a proposed structure of a transaction.

     The Company responded with a proposal regarding an exchange of shares which Dover Technologies found unacceptable. At a meeting on May 14, 1996 between John Pomeroy, Robert A. Livingston, Vice President of Dover Technologies, Robert A. Tyre, Vice President Corporate Development of Dover Corporation and James Manfield of the Company at Scott-Macon, Ltd. in New York City, Dover Technologies came to the conclusion that the parties could not agree on valuation and the discussion of a potential business combination was terminated.

     On or about July 1, 1997 Al Scott from Scott-Macon, Ltd. contacted John Pomeroy regarding the potential sale of the Company. From July 1, 1997 to July 28, 1997 John Pomeroy, Robert A. Livingston and Al Scott participated in several phone discussions regarding the potential sale of the Company. On July 28, 1997 John Pomeroy met with James Manfield and Thomas Nash, Vice President Sales and Marketing of the Company at Company headquarters in Newmarket, New Hampshire regarding an update on current business conditions and an overall review of the business as a potential acquisition candidate. After July 28, 1997 there were again several telephone conversations with John Pomeroy, Robert Livingston, Edgar Masinter from

Beacon Group Capital Services, LLC (investment bankers representing Dover Technologies) and representatives from Scott-Macon, Ltd. regarding a possible acquisition of the Company.

     On Sunday, August 3, 1997, Michiel van Schaik met with James Manfield at the Heathrow Airport to discuss more details of the potential acquisition of Company. On Monday, August 4, 1997 Dover Technologies faxed an expression of interest to the Company expressing interest in pursuing the purchase of the outstanding shares of the Company, subject to a satisfactory due diligence review.

     On August 7, 1997, the Board of Directors of Dover Corporation held a meeting to consider the proposed terms of the transaction. At such meeting, after a full discussion, the Board of Directors of Dover Corporation authorized Dover Technologies to pursue a possible transaction.

     Between Tuesday, August 12, 1997 and Monday, August 18, 1997, Edgar Masinter, John Pomeroy, Robert Livingston and Zenas Colt of Scott-Macon, Ltd., participated in discussions regarding the value of the Company.

     On Monday, August 18, 1997 Michiel van Schaik and his operations team arrived at the Company headquarters in Newmarket, New Hampshire to begin a review of the business and continued such review through Thursday, August 21, 1997. On August 18, 1997 and August 20, 1997, environmental review and testing was performed on site by Eder Associates, on behalf of Dover Technologies. On August 19, 1997 and August 20, 1997, Robert A. Livingston and his due diligence team arrived on site in Newmarket, New Hampshire at the Company to conduct the legal and financial due diligence in connection with the acquisition. As a result of the due diligence review, Dover Technologies proposed to acquire the Company's outstanding Shares at $1.90 per Share, subject to the negotiation, execution and delivery of a definitive Agreement and Plan of Merger.

     At a meeting of the Board of Directors of the Company held on September 3, 1997, the Board of Directors of the Company unanimously approved the Merger Agreement, the Offer and the Merger and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's shareholders, and unanimously recommended that shareholders of the Company accept the Offer and tender their Shares. On September 3, 1997, Scott-Macon Securities, Inc., an affiliate of Scott-Macon, Ltd., delivered to the Company's Board of Directors its written opinion to the effect that the consideration to be received by the public shareholders of the Company in the Offer and the Merger is fair to such shareholders from a financial point of view as of the date of such meeting. The opinion of Scott-Macon Securities, Inc. is set forth in full as an exhibit to the Company's Schedule 14D-9 which is being mailed to shareholders of the Company. Shareholders of the Company are urged to read that opinion in its entirety.

     Following the approval of the respective Boards of Directors, on September 3, 1997, Dover Technologies, the Purchaser and the Company executed and delivered the Merger Agreement.

     On September 9, 1997, the Purchaser and Dover Technologies commenced the Offer.

     Purpose of the Offer and the Merger. The purpose of the Offer, the Merger and the Merger Agreement is to enable Dover Technologies to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all outstanding Shares not purchased pursuant to the Offer. The transaction is structured as a merger in order to ensure the acquisition by Dover Technologies and its affiliates, including the Purchaser, of all the outstanding Shares. Upon consummation of the Merger, the Company will become (or will be merged into) a wholly owned subsidiary of Dover Technologies.

     If the Merger is consummated, Dover Technologies' common equity interest in the Company would increase to 100% and Dover Technologies would be entitled to all benefits resulting from that interest. These benefits include complete management with regard to the future conduct of the Company's business and any increase in its value. Similarly, Dover Technologies will also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

     Shareholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and to participate in its earnings and any future growth. If the Merger is consummated, the shareholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement or to exercise statutory dissenters' rights under Massachusetts law. See Section 12. Similarly, the shareholders of the Company will not bear the risk of any decrease in the value of the Company after selling their Shares in the Offer or the subsequent Merger.

     The primary benefits of the Offer and the Merger to the shareholders of the Company are that such shareholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 38% over the closing market price of the Shares on the last full trading day prior to the initial public announcement of the Offer, and a more substantial premium over recent historical trading prices.

     Merger Agreement. The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.

     THE OFFER. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that, without the written consent of the Company, the Purchaser will not decrease the Offer Price, decrease the number of Shares sought in the Offer, amend or waive the Minimum Condition, or amend any condition of the Offer in a manner adverse to the holders of Shares, except that if on the initial scheduled expiration date of the Offer all conditions to the Offer shall not have been satisfied or waived, the Purchaser may, from time to time, in its sole discretion, extend the expiration date for one or more periods not to exceed thirty business days in the aggregate or as may reasonably be necessary to comply with any legal or regulatory requirements. The Merger Agreement provides that if, immediately prior to the expiration date of the Offer, as it may be extended, the Shares tendered and not withdrawn pursuant to the Offer equal more than 75% of the outstanding Shares but less than 90%, the Purchaser may extend the Offer for a period not to exceed 20 business days. Notwithstanding the foregoing, the Merger Agreement provides that the Offer may not be extended beyond the date of termination of the Merger Agreement pursuant to the terms thereof.

     THE MERGER. Following the consummation of the Offer, the Merger Agreement provides that, subject to the terms and conditions thereof, at the election of Dover Technologies and in accordance with Massachusetts law, the Company may be merged with and into the Purchaser and, as a result of the Merger, the separate corporate existence of the Company shall cease and the Purchaser shall continue as the surviving corporation (sometimes referred to as the "Purchaser Surviving Corporation" or the "Surviving Corporation"). In the event that Dover Technologies does not so elect, then at the Effective Time the Purchaser will be merged with and into the Company and, as a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the surviving corporation (sometimes referred to as the "Company Surviving Corporation" or the "Surviving Corporation").

     The respective obligations of Dover Technologies and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Closing Date (as defined in the Merger Agreement) of each of the following conditions, any and all of which may be waived, in whole or in part, jointly by Dover Technologies and the Company to the extent permitted by applicable law: (i) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of Shares, if required by applicable law, in order to consummate the Merger; (ii) no statute, rule or regulation shall have been enacted or promulgated by any governmental authority which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect precluding the consummation of the Merger; (iii) Dover Technologies, the Purchaser or their affiliates shall have purchased Shares pursuant to the Offer, unless such failure to purchase is a result of a breach of Dover Technologies' and the Purchaser's obligations under the Merger Agreement; and (iv) the applicable waiting period under the HSR Act shall have expired or been terminated.

     In addition, the obligations of Dover Technologies and the Purchaser to consummate the Merger are further subject to the fulfillment of the condition (which may be waived by Dover Technologies and the Purchaser) that the Company comply with its obligations regarding the Company's or any of its Subsidiaries' outstanding options, stock option plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries, as more fully described below.

     At the Effective Time of the Merger (i) each issued and outstanding Share (other than Shares that are owned by the Company as treasury stock, any Shares owned by Dover Technologies, the Purchaser or any other wholly owned Subsidiary of Dover Technologies, or any Shares which are held by shareholders exercising dissenters' rights under Massachusetts law) will be converted into the right to receive the price per share paid pursuant to the Offer and (ii) each issued and outstanding share of the common stock, par value $.01 per share, of the Purchaser will be converted into one share of common stock of the Company Surviving Corporation or shall remain outstanding and constitute shares of the Purchaser Surviving Corporation, as the case may be, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     THE COMPANY'S BOARD OF DIRECTORS. The Merger Agreement provides that promptly after the purchase by the Purchaser of at least a majority of the outstanding Shares, Dover Technologies shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors as is equal to the product of the total number of directors on the Company's Board of Directors (giving effect to the directors designated by Dover Technologies) multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. The Company will, upon request of the Purchaser, promptly use its best reasonable efforts, including amending its By-laws if necessary, either to increase the size of the Company's Board of Directors or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Dover Technologies' designees to be elected to the Company's Board of Directors. The Company's obligation to appoint Dover Technologies' designees to the Company's Board of Directors is subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.

     Following the election or appointment of the Purchaser's designees pursuant to the Merger Agreement and prior to the earlier to occur of (i) the Effective Time or (ii) November 21, 1997, any amendment or termination of the Merger Agreement, grant by the Company of any extension for the performance or waiver of the obligations or other acts of the Purchaser or Dover Technologies, waiver of the Company's rights hereunder, or action with respect to the Company's employee benefit plans or option agreements, shall require the concurrence of a majority of the Company's directors then in office who are directors on the date hereof, or are directors (other than directors designated by the Purchaser in accordance with this Section) designated by such directors to fill any vacancy ("Current Directors"). In addition, following the election or appointment of the Purchaser's designees pursuant to this Section and prior to the earlier to occur of (i) the Effective Time or (ii) November 21, 1997, none of Dover Technologies, the Purchaser or such designee shall cause the Company to take any action or fail to take any action that would cause or result in any obligation of the Company under the Merger Agreement or any condition therein not being satisfied without the concurrence of a majority of the Company's directors then in office who are Current Directors. Prior to the earlier to occur of (i) the Effective Time or (ii) November 21, 1997, neither the Purchaser nor its designees shall remove any Current Director, except for cause, and the Purchaser agrees to cause its designees to vote for the election of any designee of the Current Directors to fill a vacancy created by any Current Director ceasing to be a director.

     SHAREHOLDERS' MEETING. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of the Merger Agreement. The Merger Agreement provides that the Company will, if required by applicable law in order to consummate the Merger, prepare and file with the Commission a preliminary proxy or information statement (the "Proxy Statement") relating to the Merger and the Merger Agreement and use its best efforts (i) to obtain and furnish the information required to be included by the

Commission in the Proxy Statement and, after consultation with Dover Technologies, to respond promptly to any comments made by the Commission with respect to the preliminary Proxy Statement and cause a definitive Proxy Statement to be mailed to its shareholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Dover Technologies and its counsel and (ii) to obtain the necessary approvals of the Merger and the Merger Agreement by its shareholders. If the Purchaser acquires at least two-thirds of the outstanding Shares, the Purchaser will have sufficient voting power to approve the Merger, even if no other shareholder votes in favor of the Merger. The Company has agreed to include in the Proxy Statement the recommendation of the Company's Board of Directors that shareholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement. Dover Technologies has agreed that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other Subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement.

     The Merger Agreement provides that Dover Technologies, the Purchaser and the Company will, at the request of Dover Technologies and subject to the terms of the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, with or without a meeting of shareholders of the Company, in accordance with Massachusetts law.

     OPTIONS. Pursuant to the Merger Agreement, at the Effective Time, each holder of then outstanding options (collectively, the "Options") to purchase Shares granted by the Company, whether or not then exercisable, will be entitled to receive, and will receive, in settlement of each Option an amount in cash equal to the difference between the Offer Price and the per Share exercise price of such Option. Prior to the Effective Time, the Company shall use all commercially reasonable efforts to obtain all necessary consents or releases from holders of outstanding Options, to the extent required by the terms of the plans or agreements governing such Options, as the case may be, or pursuant to the terms of any Option granted thereunder. Except as may be otherwise agreed to by Dover Technologies or the Purchaser and the Company, the Company shall take all action necessary to ensure that: (i) the Company's 1995 Key Employees Stock Option Plan, (the "Stock Option Plan") shall have been terminated as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be cancelled as of the Effective Time, and (ii) following the Effective Time, (a) no participant in any Stock Option Plan or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any Subsidiary thereof (except options to acquire approximately 96,000 Shares of the Company where the exercise price is higher than $1.90 per Share) and all such plans shall have been terminated, and (b) the Company will not be bound by any convertible security, option, warrant, right or agreement which would entitle any person to own any capital stock of the Company, the Surviving Corporation or any Subsidiary thereof.

     INTERIM OPERATIONS; COVENANTS. Pursuant to the Merger Agreement, the Company has agreed that, except as expressly contemplated or provided by the Merger Agreement or agreed to in writing by Dover Technologies, prior to the time the designees of the Purchaser constitute a majority of the Company's Board of Directors (the "Appointment Date"): (a) the business of the Company and its Subsidiaries will be conducted only in the ordinary and usual course (other than actions necessary to consummate the transactions described in the Merger Agreement) and to the extent consistent therewith, each of the Company and its Subsidiaries will use its best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners subject, however, to any changes to such relationships necessitated or caused by the announcement of the proposed transaction contemplated hereby; and (b) the Company will not, directly or indirectly, (i) issue, sell, transfer or pledge or agree to sell, transfer or pledge any treasury stock of the Company or any capital stock of any of its Subsidiaries beneficially owned by it, except upon the exercise of Options or other rights to purchase shares of Common Stock outstanding on the date of the Merger Agreement; (ii) amend its Articles of Incorporation or By-laws or similar organizational documents; or (iii) split, combine or reclassify the outstanding Shares or any outstanding capital stock of any of the Subsidiaries of the Company; and (c) neither the Company nor any of its Subsidiaries shall (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than Shares reserved for issuance on the date of the Merger Agreement pursuant to the exercise of Options outstanding on the date of the Merger Agreement; (iii) transfer, lease, license, sell, or dispose of any assets, or incur any indebtedness or other liability other than in the ordinary course of business, or mortgage, pledge or encumber any assets or modify any indebtedness; (iv) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock; (d) neither the Company nor any of its Subsidiaries will (i) grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of its executive officers or adopt any new or amend or otherwise increase or accelerate the payment or vesting of the amounts payable or to become payable under any existing bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement; (ii) enter into any employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries; (iii) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Dover Technologies; (iv) enter into any contract or transaction relating to the purchase of assets other than in the ordinary course of business; (v) change any of the accounting methods used by it unless required by generally accepted accounting principles ("GAAP"), make any material tax election, change any material tax election already made, adopt any material tax accounting method, change any material tax accounting method unless required by GAAP, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment; or (vi) enter into any agreement with respect to the foregoing or take any action with the intent of causing any of the conditions to the Offer set forth in Section 14 not to be satisfied.

     NO SOLICITATION. Pursuant to the Merger Agreement, the Company has agreed that neither the Company nor any of its Subsidiaries will (and the Company and its Subsidiaries will cause their respective officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Dover Technologies, any of its affiliates or representatives) concerning any proposal or offer to acquire all or a substantial part of the business and properties of the Company or any of its Subsidiaries or any capital stock of the Company or any of its Subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or any Subsidiary, division or operating or principal business unit of the Company (an "Acquisition Proposal"), except that the Merger Agreement does not prohibit the Company and the Company's Board of Directors from (i) taking and disclosing to the Company's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's shareholders as, in the good faith judgment of the Board, after receiving advice from outside counsel, is required under applicable law, provided that, except as permitted under the terms of the Merger Agreement, neither the Company's Board of Directors nor any committee thereof shall approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal or withdraw or modify, or propose to withdraw or modify, in a manner adverse to Dover Technologies or the Purchaser, the approval or recommendation of the Company's Board of Directors, or any such committee thereof, of the Offer, the Merger Agreement or the Merger. The Company also agreed to immediately cease any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing.

     The Merger Agreement provides that, notwithstanding the foregoing, the Company, prior to the acceptance of Shares pursuant to the Offer constituting the Minimum Condition, may furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if (i) such entity or group has, on an unsolicited basis, submitted a bona fide written proposal to the Company relating to any such transaction which the Company's Board of Directors determines in good faith, after receiving advice from Scott-Macon Securities, Inc. or a nationally recognized investment banking firm, represents a superior transaction to the Offer and the Merger and which the Company's Board of Directors determines in good faith can be fully financed and (ii) in the opinion of the Company's Board of Directors, only after receipt of advice from outside legal counsel, the failure to provide such information or access or to engage in such discussions or negotiations could reasonably be expected to cause the Company's Board of Directors to violate its fiduciary duties to the Company's shareholders under applicable law (an Acquisition Proposal which satisfies clauses (i) and (ii) above is referred to in the Merger Agreement as a "Superior Proposal"). The Company will, within one business day following receipt of a Superior Proposal, notify Dover Technologies of the receipt of the same. The Company will promptly provide to Dover Technologies any material non-public information regarding the Company provided to any other party which was not previously provided to Dover Technologies. At any time after two business days following notification to Dover Technologies of its intent to do so (which notification shall include the identity of the bidder and a complete summary of the material terms and conditions of the proposal) and if permitted to do so pursuant to the terms of the Merger Agreement, the Company's Board of Directors may withdraw or modify its approval or recommendation of the Offer.

     In the event of a Superior Proposal which (i) is to be paid entirely in cash and (ii) is not subject to any financing condition or contingency, the Company may enter into an agreement with respect to such Superior Proposal no sooner than four days after giving Dover Technologies written notice of its intention to enter into such agreement; provided that the Purchaser or Dover Technologies has not, prior to the expiration of such four-day period, advised the Company of its intention to raise the Offer Price to match such Superior Proposal. Upon expiration of such four-day period without such action by the Purchaser or Dover Technologies, the Company may enter into an agreement with respect to such Superior Proposal (with the bidder and on terms no less favorable than those specified in such notification), provided it shall concurrently with entering into such agreement pay or cause to be paid to Dover Technologies an amount equal to the greater of $750,000 or an amount equal to the actual, reasonable and reasonably documented out-of-pocket fees and expenses incurred by Dover Technologies and the Purchaser in connection with the Offer, the Merger, the Merger Agreement, and the consummation of the transactions contemplated under the Merger Agreement, provided that in no event shall the Company be obligated to pay any such fees and expenses in excess of $1 Million.

     INDEMNIFICATION. Pursuant to the Merger Agreement, for six years after the Effective Time, the Surviving Corporation (or any successor to the Surviving Corporation) and Dover Technologies shall jointly indemnify, defend and hold harmless the present and former officers and directors of the Company and its Subsidiaries, and persons who become any of the foregoing prior to the Effective Time, with respect to matters occurring at or prior to the Effective Time to the full extent permissible under applicable Massachusetts law, the terms of the Company's Articles of Incorporation or the By-laws, as in effect as of the date of the Merger Agreement.

     REPRESENTATIONS AND WARRANTIES. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Dover Technologies and the Purchaser with respect to, among other things, its organization, capitalization, financial statements, public filings, conduct of business, employee benefit plans, intellectual property, employment matters, compliance with laws, tax matters, litigation, environmental matters, vote required to approve the Merger Agreement, undisclosed liabilities, information in the Proxy Statement and the absence of any material adverse effect on the Company since December 31, 1996.

     TERMINATION; FEES. The Merger Agreement may be terminated and the transactions contemplated therein abandoned at any time prior to the Effective Time, whether before or after approval of the shareholders of the Company, (a) by mutual written consent of Dover Technologies and the Company, (b) by either the Company or Dover Technologies (i) if (x) the Offer shall have expired without any Shares being purchased therein or (y) the Purchaser shall not have accepted for payment all Shares tendered pursuant to the Offer by November 17, 1997, provided, that such right to terminate will not be available to any party whose failure to fulfill any obligation under the Merger Agreement was the cause of, or resulted in, the failure of Dover Technologies or the Purchaser to purchase the Shares on or before such date; or (ii) if any governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties will use their reasonable efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable, (c) by the Company
(i) if Dover Technologies, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate the Merger Agreement pursuant to this clause (c)(i) if the Company is at such time in breach of its obligations under the Merger Agreement such as to cause a material adverse effect on the Company and its Subsidiaries, taken as a whole; (ii) if Dover Technologies or the Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to Dover Technologies or the Purchaser, as applicable; (iii) in connection with entering into a definitive agreement in accordance with the Merger Agreement, provided it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of an amount equal to the greater of $750,000 or an amount equal to the actual, reasonable and reasonably documented out-of-pocket fees and expenses incurred by Dover Technologies and the Purchaser in connection with the Offer, the Merger, the Merger Agreement, the consummation of the transactions contemplated under the Merger Agreement, provided that in no event shall the Company be obligated to pay any such fees and expenses in excess of $1 Million, or (d) by Dover Technologies (i) if, due to an occurrence, not involving a breach by Dover Technologies or the Purchaser of their obligations under the Merger Agreement, which makes it impossible to satisfy any of the conditions to the Offer set forth in Section 14, Dover Technologies, the Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; (ii) if prior to the purchase of Shares pursuant to the Offer, the Company has breached any representation, warranty, covenant or other agreement contained in the Merger Agreement which (x) would give rise to the failure of a condition described in clauses (f) and (g) of Section 14 and
(y) cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Company; or (iii) upon the occurrence of any event set forth in clause (e) of Section 14.

     In accordance with the Merger Agreement, if (x) Dover Technologies terminates the Merger Agreement pursuant to clause (d)(iii) of the immediately preceding paragraph, (y) the Company terminates the Merger Agreement pursuant to clause (c)(iii) of the immediately preceding paragraph, or (z) either the Company or Dover Technologies terminates the Merger Agreement pursuant to clause
(b)(i) of the immediately preceding paragraph and prior thereto there shall have been publicly announced another Acquisition Proposal or an event set forth in clause (h) of Section 14 shall have occurred, the Company has agreed to pay to Dover Technologies an amount equal to the greater of $750,000 or an amount equal to Dover Technologies' actual, reasonable and reasonably documented out-of-pocket fees and expenses incurred by Dover Technologies and the Purchaser in connection with the Offer, the Merger, the Merger Agreement, the consummation of the Transactions, provided that in no event shall the Company be obligated to pay such fees and expenses in excess of $1 Million. The Merger Agreement also provides that if the Company terminates the Merger Agreement (i) pursuant to clause (b)(i) of the immediately preceding paragraph or (ii) pursuant to clause
(c)(i) or (c)(ii) of the immediately preceding paragraph, then Dover Technologies shall pay to the Company an amount equal to the Company's reasonable legal fees and expenses incurred as of the date of such termination with respect to the Merger Agreement and the transactions contemplated therein.

12.  PLANS FOR THE COMPANY; OTHER MATTERS.

     Plans for the Company. Dover Technologies is conducting a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. Such changes could include changes in the Company's business, corporate structure, articles of incorporation, by-laws, capitalization, Board of Directors, management or dividend policy, although, except as disclosed in this Offer to Purchase, Dover Technologies has no current plans with respect to any of such matters. The Merger Agreement provides that, promptly after the purchase by the Purchaser of at least a majority of the outstanding Shares, Dover Technologies has the right to designate such number of directors, rounded up to the next whole number, on the Company's Board of Directors as is equal to the product of the total number of directors on the Company's Board of Directors (giving effect to the directors designated by Dover Technologies) multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. See Section
11. The Merger Agreement provides that the directors and officers of the Purchaser at the Effective Time of the Merger will, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation.

     For purposes of assuring a smooth transition of ownership and blending the operations of the Company with those of Dover Technologies' subsidiary Soltec International, B.V. ("Soltec"), Dover Technologies has entered into an employment agreement with James J. Manfield, Jr. effective upon the Merger whereby Mr. Manfield will be employed by the Company or its successor for a period of two (2) years to assist in the transition at an annual salary of $157,500. While employed, he will be eligible to participate in the benefit plans offered by the Company and will also be eligible to participate in the Company's employee bonus plan to be paid in 1998 and will receive a bonus of $50,000 in January, 1999 conditioned upon his not undertaking any activity which hinders, impedes or imparts ill will to Dover Technologies' program to combine Soltec and the Company.

     Except as disclosed in this Offer to Purchase, neither Dover Technologies nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

  Other Matters

     SHAREHOLDER APPROVAL. Under the Corporations Code, the approval of the Board of Directors of the Company and the affirmative vote of the holders of two-thirds of the outstanding Shares are required to adopt and approve the Merger Agreement and the transactions contemplated thereby. The Company has represented in the Merger Agreement that the Board of Directors of the Company has unanimously approved the Merger Agreement, the Offer and the Merger and the transactions contemplated thereby in satisfaction of the requirement under the Corporations Code. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the Corporations Code described below (in which case no further corporate action by the shareholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of two-thirds of the Shares. The Merger Agreement provides that Dover Technologies will vote, or cause to be voted, all of the Shares then owned by Dover Technologies, the Purchaser or any of Dover Technologies' other subsidiaries, among others, in favor of the approval of the Merger and the approval and adoption of the Merger Agreement. In the event that Dover Technologies, the Purchaser and Dover Technologies' other subsidiaries acquire in the aggregate at least two-thirds of the Shares, the vote of no other shareholder of the Company will be required to approve the Merger and the Merger Agreement.

     SHORT-FORM MERGER. Section 82 of the Corporations Code provides that, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge such other corporation into itself without any action or vote on the part of the shareholders by vote of its directors (a "short-form merger"). In the event that Dover Technologies, the Purchaser and any other subsidiaries of Dover Technologies acquire in the aggregate at least 90% of the Shares, pursuant to the Offer or otherwise, then, at the election of Dover Technologies, a short-form merger could be effected without any approval of the shareholders of the Company by a vote of the Board of Directors of the Company, subject to compliance with the provisions of
Section 82 of the Corporations Code. Even if Dover Technologies, the Purchaser and the other subsidiaries of Dover Technologies do not own 90% of the outstanding Shares following consummation of the Offer, Dover Technologies and the Purchaser could seek to purchase additional shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than that paid in the Offer. Dover Technologies does presently intend to effect a merger, whether or not it acquires 90% or more of the Shares.

     MASSACHUSETTS BUSINESS COMBINATION STATUTE. In general, Chapter 110F (the "Massachusetts Business Combination Statute") of the Massachusetts General Laws, Title XV Regulation of Trade ("Regulation of Trade Laws") prohibits any person who is an "interested shareholder," including an owner of 5% or more of the outstanding voting stock of a corporation, from engaging in certain "business combinations" (including the Merger) with certain corporations for a period of three years following the time at which such person became an interested stockholder, unless (a) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 90% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by (1) persons who are directors and also officers and (2) employee stock plan in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (c) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. The requirements of the Massachusetts Business Combination Statute do not apply under a number of circumstances including if (i) the corporation fails to satisfy the "Massachusetts nexus" of having a principal executive office or substantial assets in Massachusetts and either 10% or more of its shareholders residing in Massachusetts or 10% or more of its shares owned by Massachusetts residents, (ii) the corporation's original articles of organization contain a provision expressly electing not to be governed by this statute or (iii) if the corporation adopts a by-law within 90 days after the effective date of this statute expressly electing not to be governed thereby. According to publicly available information, the Company's original Articles of Organization and By-Laws do not contain such provisions but the Company has indicated that it does not meet the requirements of the "Massachusetts nexus" test. Accordingly, the requirements of the Massachusetts Business Combination Statute do not apply to the Company.

     The Company has represented in the Merger Agreement that its Board of Directors has unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and such approval constitutes approval of the Offer, the Merger Agreement and the transactions contemplated thereby, including the Merger, for purposes of Chapter 110F of the Regulation of Trade Laws, such that the provisions of Section 1 of Chapter 110F of the Regulation of Trade Laws in addition to being inapplicable because of the "Massachusetts nexus" test described above will also not apply to the Offer and such transactions because of such board approval.

     MASSACHUSETTS CONTROL SHARE ACQUISITION STATUTE. Massachusetts has also enacted a control share acquisition statute (Chapter 110D of the Regulation of Trade Laws) that provides, in general, that shares of a widely held Massachusetts corporation acquired in a control share acquisition (as defined in the statute) will not have voting rights unless, among other things, voting rights for such shares are approved by a vote of the shareholders of the corporation, not including those holding such shares. Excluded from the definition of "control share acquisition," is, among other things, an acquisition by merger or tender offer pursuant to a merger agreement to which the Massachusetts corporation is a party. Since the Company is a party to the Merger Agreement and since the Company does not meet the "Massachusetts nexus" test, described above, the Massachusetts control share acquisition statute is inapplicable to the acquisition of Shares in the Offer or the Merger.

     DISSENTERS' RIGHTS. Shareholders do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, shareholders of the Company who did not vote in favor of the Merger may have certain rights under Massachusetts law to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares (the "Dissenting Shares"). Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger.

     In addition, the Merger will have to comply with other applicable procedural and substantive requirements of Massachusetts law, including any duties to minority stockholders imposed upon a controlling or, if applicable, majority stockholder.

     THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE CORPORATIONS CODE.

     The foregoing description of the Corporations Code and the Regulation of Trade Laws, including the descriptions of the merger provisions, the Massachusetts Business Combination Statute, the control share acquisition statute and dissenters' rights, is not necessarily complete and is qualified in its entirety by reference to the Corporations Code and the Regulation of Trade Laws.

     RULE 13E-3. The Merger would have to comply with any applicable Federal law operative at the time. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions; however, the Purchaser believes that Rule 13e-3 will not be applicable to the Merger. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such a transaction, be filed with the Commission and disclosed to minority shareholders prior to consummation of the transaction.

13.  DIVIDENDS AND DISTRIBUTIONS.

     As described above, the Merger Agreement provides that, prior to the time the designees of Dover Technologies have been elected to, and constitute a majority of, the Board of Directors of the Company, without the prior written consent of Dover Technologies, (i) the Company will not, directly or indirectly,
(A) except upon exercise of warrants or options or other rights to purchase shares of Common Stock outstanding on the date of the Merger Agreement, issue, sell, transfer or pledge or agree to sell, transfer or pledge any treasury stock of the Company or any capital stock of any of its subsidiaries beneficially owned by it; (B) amend its Articles of Organization, as amended, or by-laws or similar organizational documents; or (C) split, combine or reclassify the outstanding Shares or any outstanding capital stock of any of the subsidiaries of the Company; and (ii) neither the Company nor any of its subsidiaries will
(A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (B) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries, other than Shares reserved for issuance on the date of the Merger Agreement pursuant to the exercise of warrants or options outstanding on such date; (C) transfer, lease, license, sell or dispose of any assets, or incur any indebtedness or other liability other than in the ordinary course of business, or mortgage, pledge or encumber any assets or modify any indebtedness; or (D) redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock.

14.  CONDITIONS OF THE OFFER.

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) any applicable waiting period under the HSR Act has not expired or terminated, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after the date of the Merger Agreement and before the time of acceptance for payment for any such Shares, any of the following events shall occur or shall be determined by the Purchaser, in its judgment reasonably exercised, to have occurred:

     (a) there shall be threatened or pending any suit, action or proceeding by any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a "Governmental Entity") against the Purchaser, Dover Technologies, the Company or any subsidiary of the Company (i) seeking to prohibit or impose any material limitations on Dover Technologies' or the Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Dover Technologies or the Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Dover Technologies and their respective subsidiaries, in each case taken as a whole,
(ii) challenging the acquisition by Dover Technologies or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or seeking to obtain from the Company, Dover Technologies or the Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of Purchaser or Dover Technologies effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's shareholders, or (v) which otherwise is reasonably likely to be materially adverse to the Company and its subsidiaries, taken as a whole;

     (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

     (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or the American Stock Exchange for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) any decline in either the Dow Jones Industrial Average or the Standard & Poor's Index of 400 Industrial Companies or in the New York Stock Exchange Composite Index in excess of 15% measured from the close of business on the trading day next preceding the date of the Merger Agreement, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iv) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (v) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit generally by banks or other financial institutions, (vi) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans or (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

     (d) there shall have occurred any events after the date of the Merger Agreement which, either individually or in the aggregate, would be materially adverse to the Company and its subsidiaries, taken as a whole;

     (e) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Dover Technologies or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal (as defined in the Merger Agreement);

     (f) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties, as of the date of the Merger Agreement and as of the scheduled expiration of the Offer, unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) under such representations and warranties, taking all the inaccuracies under all the representations and warranties together in their entirety, would not, individually or in the aggregate, be materially adverse to the Company and its Subsidiaries, taken as a whole;

     (g) the Company shall have failed to perform any obligation or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement other than any failure which would not, either individually or in the aggregate, be materially adverse to the Company and its Subsidiaries, taken as a whole;

     (h) any person acquires beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act), of at least 25% of the outstanding Common Stock of the Company; or

     (i) the Merger Agreement shall have been terminated in accordance with its terms.

     The foregoing conditions are for the sole benefit of Dover Technologies and the Purchaser, may be asserted by Dover Technologies or the Purchaser regardless of the circumstances giving rise to such condition (including any action or inaction by Dover Technologies or the Purchaser not in violation of the Merger Agreement) and may be waived by Dover Technologies or the Purchaser in whole or in part at any time and from time to time in the sole discretion of Dover Technologies or the Purchaser, subject in each case to the terms of the Merger Agreement. The failure by Dover Technologies or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15.  CERTAIN LEGAL MATTERS.

     Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser or Dover Technologies is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the Shares (and the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser and Dover Technologies presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

     State Takeover Laws. The Company is incorporated under the laws of the Commonwealth of Massachusetts. In general, Section 3 of Chapter 110C of the Regulation of Trade Laws prohibits any offeror from making a takeover bid if he and his associates and affiliates are directly or indirectly the beneficial owners of 5% or more of the issued and outstanding equity securities of any class of the target company, any of which were purchased within one (1) year before the proposed takeover bid, and the offeror, before making any such purchase, failed to publicly announce his intention to gain control of the target company, or otherwise failed to make fair, full, and effective disclosure of such intention to the persons from whom he acquired such securities. Section 1 of Chapter 110C of the Regulation of Trade Laws defines a takeover bid and indicates it does not include any takeover bid to which the target company consents, by action of its Board of Directors, if such Board of Directors has recommended acceptance thereof to shareholders and the terms thereof, including any inducements to officers or directors which are not made available to all shareholders have been furnished to the shareholders. The Company has represented that its Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated hereby, including the Offer and the Merger, and such approval constitutes approval of the Offer, the Merger Agreement and the transactions contemplated thereby, including the Merger, for purposes of Section 1 and Section 3 of Chapter 110C of the Regulation of Trade Laws, such that the provisions of Section 1 and the restrictions contained in
Section 3 of the Regulation of Trade Laws will not apply to the Offer and such transactions. A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

     The Company is headquartered in New Hampshire. Pursuant to Section 421-A of the New Hampshire Annotated Statutes, Title XXXVIII Securities ("New Hampshire Securities Law") no offeror shall make a takeover bid unless as soon as practical on the date of commencement of the takeover bid he files with the Secretary of State and the target company a registration statement containing the information required by Section 421-A:4 of the New Hampshire Securities Law and publicly discloses the material terms of the offer. Under Section 421-A:2 of the New Hampshire Securities Law a takeover bid is defined to mean the acquisition of, offer to acquire, or request or invitation for tenders of an equity security of a corporation organized under the laws of New Hampshire or having its principal place of business within New Hampshire or having its principal executive office within New Hampshire or which is the parent of a subsidiary incorporated under New Hampshire Law if after acquisition thereof the offeror would directly or indirectly be a record or beneficial owner of more than 5% of any class of the issued and outstanding equity securities of such corporation. It is the Purchaser's current understanding that (i) less than 10% of its shareholders reside in New Hampshire, (ii) less than 10% of its shares are owned by New Hampshire residents and (iii) there are less than ten thousand shareholders who are residents in New Hampshire. Consequently, this New Hampshire statute may not be applicable to this transaction. If it is applicable the Purchaser will comply with such statute.

     The Company and certain of its subsidiaries conduct business in a number of other states throughout the United States, some of which have enacted takeover laws and regulations. Neither Dover Technologies nor the Purchaser knows whether any or all of these other takeover laws and regulations will by their terms apply to the Offer, and, except as set forth above with respect to Sections 1 and 3 of Chapter 110C of the Regulation of Trade Laws and the New Hampshire Securities Law, neither Dover Technologies nor the Purchaser has currently complied with any other state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or may be delayed in consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

     Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

     Dover Technologies and the Company expect to file soon their Notification and Report Forms with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the fifteenth day after the date Dover Technologies' form is filed unless early termination of the waiting period is granted. However, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material from Dover Technologies or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Dover Technologies with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Dover Technologies. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

     As discussed below, the HSR Act requirements with respect to the Merger will not apply if certain conditions are met. In particular, the Merger may not be consummated until thirty days after receipt by the Antitrust Division and the FTC of the Notification and Report Forms of both Dover Technologies and the Company unless the Purchaser acquires 50% or more of the outstanding Shares pursuant to the Offer (which would be the case if the Minimum Condition were satisfied) or the thirty-day period is earlier terminated by the Antitrust Division and the FTC. Within such thirty-day period, the Antitrust Division or the FTC may request additional information or documentary materials from Dover Technologies and/or the Company. The Merger may not be consummated until twenty days after such requests are substantially complied with by both Dover Technologies and the Company. Thereafter, the waiting periods may be extended only by court order or with the consent of Dover Technologies and the Company.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Dover Technologies or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Dover Technologies and the Company are engaged, Dover Technologies and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     Other. Based upon Purchaser's examination of publicly available information concerning the Company, it appears that the Company and its subsidiaries own assets and conduct business in a number of foreign countries. In connection with the acquisition of Shares pursuant to the Offer, the laws of certain of these foreign countries may require the filing of information with, or the obtaining of the approval of, governmental authorities therein. After commencement of the Offer, Purchaser will seek further information regarding the applicability of any such laws and currently intends to take such action as they may require, but no assurance can be given that such approvals will be obtained. If any action is taken prior to completion of the Offer by any such government or governmental authority, Purchaser may not be obligated to accept for payment or pay for any tendered Shares.

16.  FEES AND EXPENSES.

     Dover Technologies has engaged Beacon Group Capital Services, LLC to act as financial advisor to Dover Technologies in connection with the proposed acquisition of the Company. Dover Technologies has agreed to pay Beacon Group Capital Services, LLC an advisory fee of $350,000.00 in connection with the transactions contemplated by the Merger Agreement. Dover Technologies has also agreed to reimburse Beacon Group Capital Services, LLC for all reasonable out-of-pocket expenses incurred in connection with its role as financial advisor, for the Offer and the Merger, including reasonable attorneys' fees and disbursements, and to indemnify Beacon Group Capital Services, LLC against certain liabilities in connection with the Offer, including certain liabilities under federal securities laws.

     The Purchaser has retained Morrow & Co., Inc. to act as the Information Agent and The Bank of New York to act as the Depositary in connection with the Offer. Such firms each will receive reasonable and customary compensation for their services. The Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

     The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17.  MISCELLANEOUS.

     The Offer is being made to all holders of Shares other than the Company. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or to make any representation on behalf of Dover Technologies, Dover Corporation or the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

     The Purchaser, Dover Technologies and Dover Corporation have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain additional information with respect to the Offer. The
Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission and the American Stock Exchange, Inc. in the manner set forth in Section 9 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

DTI INTERMEDIATE, INC.

SEPTEMBER 9, 1997

                                   SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
           OF DOVER CORPORATION, DOVER TECHNOLOGIES AND THE PURCHASER

     The following table sets forth the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Dover Corporation, Dover Technologies and DTI Intermediate, Inc. Each such person is a citizen of the United States of America (except that Messrs. Benson and Fleming are citizens of the United Kingdom and Mr. Ormsby is a citizen of Canada) and, unless otherwise indicated, the business address of each such person is c/o Dover Technologies International, Inc., One Marine Midland Plaza, Sixth Floor, East Tower, Binghamton, New York 13901. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the respective company. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at the respective company, or the organization indicated, for the past five years. Directors are identified by an asterisk.

                               DOVER CORPORATION

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
       NAME AND ADDRESS              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
- ------------------------------  -------------------------------------------------------------
David H. Benson*..............  Non-Executive Director and formerly Vice Chairman of
                                Kleinwort-Benson Group Plc; Chairman, Kleinwort Charter
                                Investment Trust Plc. (financial management); Director of The
                                Rouse Company (real estate development); Director of Harrow
                                Corporation (industrial manufacturing); Non-Executive
                                Director of British Gas Plc. and Marshall Cavendish Ltd.;
                                Trustee of The Charities Official Investment Fund and The
                                Pilot Funds (financial management).
Lewis E. Burns................  Vice President of Dover Corporation; Director and President
                                of Dover Industries, Inc.; Director of Dover Technologies.
Magalen O. Bryant*............  Director of Carlisle Companies Incorporated and O'Sullivan
                                Corp. (industrial manufacturing).
Jean-Pierre M. Ergas*.........  Executive Vice President, Europe, Alcan Aluminum, Ltd.
                                (aluminum manufacturer); previously Chairman and Chief
                                Executive Officer of American National Can Company (beverage can manufacturer); Director of ABC Rail Products Corporation
                                (rail equipment manufacturer) and Brockway Standard Holdings
                                Corporation (container manufacturer).
Roderick J. Fleming*..........  Director, Robert Fleming Holdings Ltd. (financial management); previously International Portfolio Director
                                (through November 1991), Director Capital Markets (through
                                July 1993), and Director of Corporate Finance UK (through
                                April 1994) at Robert Fleming; Director of Aurora Exploration
                                and Development Corporation Ltd. (natural resources); Updown
                                Investment Company Ltd. (financial management); and West Rand
                                Consolidated Mines Limited (natural resources).
John F. Fort*.................  Director of Tyco International Ltd. (fire protection systems and industrial products) and formerly Chairman (through
                                January 1993) and Chief Executive Officer (through July
                                1992); Director Roper Industries (industrial products).
Rudolf J. Herrmann............  Vice President of Dover Corporation; Director and President
                                of Dover Resources, Inc.; Director of Dover Technologies.

                                         PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
       NAME AND ADDRESS              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
- ------------------------------  -------------------------------------------------------------
James L. Koley*...............  Chairman, Koley, Jessen, Daubman & Rupiper, P.C (law firm);
                                Chairman of the Board of Directors of Arts-Way Manufacturing
                                Co., Inc. (agricultural manufacturing).
John F. McNiff*...............  Vice President-Finance of Dover Corporation, Director, The
                                Allen Group (telecommunications products); and The Haven Fund
                                (financial management); Director of Dover Technologies.
Anthony J. Ormsby*............  Private investor; Director of Dover Technologies.
John E. Pomeroy...............  Vice President of Dover Corporation; Director and President
                                of Dover Technologies.
Thomas L. Reece*..............  President (since May 1993) and Chief Executive Officer (since
                                May 1994) of Dover Corporation; prior thereto Vice President of Dover Corporation and President of Dover Resources, Inc.;
                                Director of Dover Technologies.
Gary L. Roubos*...............  Chairman of the Board of Dover Corporation; previsouly Chief
                                Executive Officer (through May 1994) and President (through
                                May 1993) of Dover Corporation for more than five years;
                                Director of Bell & Howell Company (information managment);
                                Omnicom Group, Inc. (advertising); and The Treasurers Fund
                                (financial management); Director of Dover Technologies.
Jerry W. Yochum...............  Vice President of Dover Corporation; Director and President
                                of Dover Diversified, Inc.

                           DOVER TECHNOLOGIES INTERNATIONAL, INC.
Lewis E. Burns*...............  See Dover Corporation above.
Rudolf J. Herrmann*............  See Dover Corporation above.
Robert G. Kuhbach*............  Vice President and General Counsel to Dover Corporation.
Robert A. Livingston..........  Vice President, Chief Financial Officer, Secretary and
                                Treasurer of Dover Technologies; Assistant Secretary of Dover
                                Corporation.
John F. McNiff*...............  See Dover Corporation above.
Anthony J. Ormsby*............  See Dover Corporation above.
John E. Pomeroy*..............  See Dover Corporation above.
Thomas L. Reece*..............  See Dover Corporation above.
Gary L. Roubos*...............  See Dover Corporation above.

                                   DTI INTERMEDIATE, INC.
Robert A. Livingston*.........  See Dover Technologies above.
John E. Pomeroy*..............  See Dover Corporation above.

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

     The Depositary for the Offer is:

                              THE BANK OF NEW YORK

                  By Mail:                                By Hand/Overnight Delivery:
        Tender & Exchange Department                     Tender & Exchange Department
               P.O. Box 11248                                 101 Barclay Street
            Church Street Station                         Receive and Deliver Window
        New York, New York 10286-1248                      New York, New York 10286

                           By Facsimile Transmission:

                        (For Eligible Institutions Only)
                                 (212) 815-6213
                   Confirm Receipt of Facsimile by Telephone:
                                 (800) 507-9357

     Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at its respective location and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                               Morrow & Co., Inc.
                          909 Third Avenue, 20th Floor
                            New York, New York 10022
                                 (212) 754-8000
                           Toll Free: (800) 566-9061

                     Banks and Brokerage Firms please call:
                                 (800) 662-5200